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                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
               STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE,
                      BASIC and DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)


                                                For the Quarter Ended
                                                       March 31, 1998
      ---------------------------------------------------------------


      Net income                                              $ 9,581

      Net income per common share - basic (1)                 $  0.42

      Net income per common share - diluted (2)               $  0.41

1) The number of common shares outstanding used to compute net income per share
- basic was 23,060,458.

2) Diluted earnings per share for the quarter ended March 31, 1998, was calculated based on weighted average shares outstanding of 23,505,793, which assumes the exercise of options covering 1,748,604 shares and computes incremental shares using the treasury stock method.